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EXHIBIT 21.1  Subsidiaries of Superior Consultant Holdings Corporation

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                                                                      Approximate Ownership
Name                          State of Incorporation                  Percentage
----                          ----------------------                  --------------------
Superior Consultant           Michigan                                100%
Company, Inc.

Comsul, Ltd.                  California                              100%

The Chi Group, Inc.           Delaware                                100%

Enterprise Consulting Group,  Michigan                                100%
Inc.

drkoop.com,Inc.               Texas                                    22%

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